SHARE PURCHASE AND EXCHANGE AGREEMENT

by and among

ECO-SHIFT POWER CORP.

SUN & SUN INDUSTRIES, INC.

and

COMMON STOCK SHAREHOLDERS OF SUN & SUN INDUSTRIES, INC.

Dated as of October 17, 2014

SHARE PURCHASE AND EXCHANGE AGREEMENT

This SHARE PURCHASE AND EXCHANGE AGREEMENT (this “Agreement”), dated as of October 17, 2014, is by and among Eco-Shift Power Corp., a Delaware corporation (“ECOP”), Sun & Sun Industries, Inc., a California corporation (“SUN”), and the individuals identified on Annex A hereto (together referred to herein as the “Shareholders” and each a “Shareholder”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.”

BACKGROUND

A. ECOP has 400,000,000 shares of Common Stock, $0.01 par value, authorized, of which 60,900,476 were issued and outstanding as of June 30, 2014, and 5,000,000 shares of Preferred Stock, of which one share was issued and outstanding as of June 30, 2014

B. SUN has 1,000,000 shares of Common Stock, authorized, of which 82,216 were issued and outstanding as of June 30, 2014, and 5,000,000 shares of Preferred Stock, of which approximately 3,499,924 were issued and outstanding as of September 30, 2014. Lynda Sun Frederick is the record and beneficial owner of 73,701 shares of common stock, and Deborah Sun is the record and beneficial owner of 8,515 shares of common stock.

C. The Shareholders have agreed to transfer all of their shares of Common Stock in SUN and to cause the cancellation of all outstanding Preferred Stock in Sun and any loans of shareholders in exchange for an aggregate of 9,850,000 newly issued shares of the Common Stock, $0.01 par value, of ECOP (the “ECOP Stock”), together with cash in the aggregate amount of $250,000 (the “Purchase Cash”), as set forth herein and on Annex A (ECOP Stock and Purchase Cash are collectively referred to as the “Purchase Price”). ECOP has agreed to distribute the Purchase Price as the Shareholders direct in the Agreement and as listed on Annex C. The aggregate number of shares of ECOP Stock that is reflected on Annex B is referred to herein as the “Shares.”

D. Share grants for an aggregate of 1,200,000 shares of ECOP Stock will be issued to former managers of SUN who will be joining ECOP as managers as the Parties to this Agreement agree.

F. In conjunction with the Agreement, the shareholders of all Preferred Stock and loans from shareholders of SUN have agreed for the Preferred Stock and loans to be cancelled at consummation of the Closing expect for the loans provided in Section 6.13 below in return for the distributions to them as set forth on Annex B.

G.The Board of Directors of ECOP and Lynda Sun Frederick as the president of Sun and holder of the majority of outstanding shares of common stock of SUN has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

EXCHANGE OF SHARES; PAYMENT OF PURCHASE CASH

1.1 Exchange by the Shareholders.

At the Closing, each Shareholder shall sell, transfer, convey, assign and deliver to ECOP its shares of Common Stock of SUN free and clear of any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance (“Liens”) in exchange for the ECOP Stock which the Shareholders direct the ECOP Stock be distributed to the persons as listed on Annex B opposite such name. At the Closing, ECOP shall issue the Shares as provided in Annex B.

1.2 Purchase Cash.

At the Closing, ECOP shall pay to the Shareholders an aggregate of $100,000, and distribute the $100,000 amount in the amount and to the persons as set forth in Annex A. An additional $150,000, in the aggregate, shall be paid by ECOP to the Shareholders, as set forth on Annex A, within eight weeks after the Closing Date by delivery of such $150,000 payment to the trust account of Atkinson, Andelson, Loya, Ruud & Romo (“AALRR”) in the form of a wire transfer or certified check.

1.3 Closing.

The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Kline Law Group, PC, in San Francisco, CA commencing at 9:00 a.m. local time on October 20, 2014, or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Subject to the exceptions set forth in the Shareholder Disclosure Letter (regardless of whether or not the Shareholder Disclosure Letter is referenced below with respect to any particular representation or warranty), each of the Shareholders severally (and not jointly) represents and warrants as follows to ECOP.

2.1 Good Title. Except as disclosed in the Shareholder Disclosure Letter, the Shareholder is the record and beneficial owner, and has good title to its shares of Common Stock of SUN, with the right and authority to sell and deliver such securities. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of ECOP as the new owner of such securities in the books and records of SUN, ECOP will receive good title to such securities, free and clear of all Liens.

2.2 Power and Authority. The Shareholder has the legal power, capacity and authority to execute and deliver this Agreement and any other documents or agreements executed in connection with the Transactions (the “Transaction Documents”) to be delivered by it hereunder and to perform its obligations hereunder and thereunder, and to consummate the Transactions. All acts required to be taken by the Shareholder to enter into this Agreement, to deliver each Transaction Document to which it is a party and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

2.3 No Conflicts. Except as disclosed in the Shareholder Disclosure Letter, the execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree (“Laws”); (b) will not violate any Laws applicable to the Shareholder; and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.

2.4 Litigation. There is no pending proceeding against the Shareholder that involves its shares of Common Stock of SUN or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.5 No Finder’s Fee. The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

2.6 Purchase Entirely for Own Account. The ECOP Stock proposed to be acquired by the Shareholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the ECOP Stock, except in compliance with applicable securities laws.

2.7 Available Information. The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in ECOP.

2.8 Non-Registration. The Shareholder understands that the ECOP Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the ECOP Stock in accordance with ECOP’s charter documents or the laws of its jurisdiction of incorporation.

2.9 Restricted Securities. The Shareholder understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the ECOP Stock is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The Shareholder further acknowledges that if the Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.10 Accredited Investor. The Shareholder is an “Accredited Investor” within the meaning of Rule 501 under the Securities Act and the Shareholder was not organized for the specific purpose of acquiring the Shares.

2.11 Legends. The Shareholder hereby agrees with ECOP that the ECOP Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.12 Additional Legend; Consent. Additionally, the ECOP Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The Shareholder consents to ECOP making a notation on its records or giving instructions to any transfer agent of ECOP Stock in order to implement the restrictions on transfer of the Shares.

2.13 Disclosure. All disclosure provided to ECOP regarding a Shareholder furnished by or on behalf of such Shareholder (including the Shareholder’s representations and warranties set forth in this Agreement, and the Shareholder Disclosure Letter) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SUN

Subject to the exceptions set forth in the SUN Disclosure Letter (regardless of whether or not the SUN Disclosure Letter is referenced below with respect to any particular representation or warranty), SUN represents and warrants as follows to ECOP:

3.1 Organization, Standing and Power. SUN is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and, except as disclosed in the SUN Disclosure Letter, to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on SUN, a material adverse effect on the ability of SUN to perform its obligations under this Agreement or on the ability of SUN to consummate the Transactions (a “SUN Material Adverse Effect”). Except as disclosed in the SUN Disclosure Letter, SUN is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a SUN Material Adverse Effect. SUN has delivered to ECOP true and complete copies of the SUN Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, in each case as amended through the date of this Agreement.

3.2 Subsidiaries; Equity Interests.

SUN does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

3.3 Capital Structure.

Immediately prior to the Closing, the authorized capital stock of SUN consists of 1,000,000 shares of common stock and 5,000,000 shares of Preferred Stock. As of the June 30, 2014, 82,216 shares of SUN’s common stock and, as of September 30, 2014, approximately 3,499,924 shares of preferred stock are issued and outstanding. Pursuant to the Agreement, Sun and the shareholders of shares of preferred stock have agreed to the cancelation of all the shares of preferred stock at Closing under the terms set forth in the Distribution Agreement as described in the SUN Disclosure Letter. All outstanding shares of the capital stock of Sun are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of California law, the SUN Amended and Restated Articles of Incorporation, the SUN Amended and Restated Bylaws or any contract to which SUN is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of SUN having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of SUN’s common stock may vote (“Voting SUN Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which SUN is a party or by which it is bound (a) obligating SUN to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, SUN or any Voting SUN Debt, (b) obligating SUN to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of SUN. Except as disclosed in the SUN Disclosure Letter, as of the date of this Agreement, there are not any outstanding contractual obligations of SUN to repurchase, redeem or otherwise acquire any shares of capital stock of SUN. The stockholder list provided to ECOP is a current stockholder and such list accurately reflects all of the issued and outstanding shares of the SUN’s capital stock.

3.4 Authority; Execution and Delivery; Enforceability.

SUN has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by SUN of this Agreement and the consummation by SUN of the Transactions have been duly authorized and approved by the directors of SUN and no other proceedings on the part of SUN are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against SUN in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

3.5 No Conflicts; Consents.

Except as set forth on the SUN Disclosure Letter, the execution and delivery by SUN of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of SUN under, any provision of (i) the SUN Amended and Restated Articles of Incorporation, the SUN Amended and Restated Bylaws, (ii) any material contract to which SUN is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings, any material judgment, order or decree or material law applicable to SUN or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a SUN Material Adverse Effect. Except for any required filings under applicable “Blue Sky” or state securities commissions, no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to SUN in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

3.6 Taxes.

Except as set forth on the SUN Disclosure Letter, SUN has timely filed, or has caused to be timely filed on its behalf, all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes (“Tax Returns”) required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to timely file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a SUN Material Adverse Effect. All forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts (“Taxes”) shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to timely pay or pay, individually or in the aggregate, has not had and would not reasonably be expected to have a SUN Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of SUN know of no basis for any such claim. To the knowledge of SUN no deficiency with respect to any Taxes has been proposed, asserted or assessed against SUN, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a SUN Material Adverse Effect.

3.7 Litigation.

There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (each, an “Action”) against or affecting SUN or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a SUN Material Adverse Effect. Neither SUN, nor to the knowledge of any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

3.8 Compliance with Applicable Laws.

Except as disclosed in the SUN Disclosure Letter, SUN has conducted their business and operations in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a SUN Material Adverse Effect. SUN has not received any written communication during the past two years from a Governmental Entity that alleges that SUN is not in compliance in any material respect with any applicable Law. This Section 3.8 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.

3.9 Brokers.

Except as disclosed in SUN Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SUN.

3.10 Contracts.

SUN is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a SUN Material Adverse Effect.

3.11 Title to Properties.

Except as disclosed in the SUN Disclosure Letter, SUN has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which SUN has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of SUN to conduct business as currently conducted. SUN has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. SUN enjoys peaceful and undisturbed possession under all such material leases.

3.12 Intellectual Property.

SUN owns, or is validly licensed or otherwise has the right to use, any and all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (“Intellectual Property Rights”) which are material to the conduct of the business of SUN. There are no claims pending or, to the knowledge of SUN, threatened that SUN is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of SUN, no person is infringing the rights of SUN with respect to any Intellectual Property Right.

3.13 Financial Statements.

SUN has delivered to ECOP its unaudited consolidated financial statements for the period from January 1, 2014 to June 30, 2014 (the “SUN Financial Statements”). Except as disclosed in SUN Disclosure Letter, the SUN Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the period indicated. The SUN Financial Statements fairly present in all material respects the financial condition and operating results of SUN, as of the dates, and for the periods, indicated therein. Other than the liabilities set forth in the SUN Financial Statements and the SUN Disclosure Letter, SUN does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to June 30, 2014, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the SUN Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a SUN Material Adverse Effect.

3.14 Transactions with Affiliates and Employees.

Except as disclosed in SUN Disclosure Letter, none of the officers or directors of SUN and, to the knowledge of SUN, none of the employees of SUN is presently a party to any transaction with SUN (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of SUN, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.15 Investment Company.

SUN is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.16 Foreign Corrupt Practices.

Neither SUN, nor, to SUN’s knowledge, any director, officer, agent, employee or other person acting on behalf of SUN has, in the course of its actions for, or on behalf of, SUN (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; ; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.17 Absence of Certain Changes or Events.

From June 30, 2014 to the date of this Agreement, SUN has conducted its business only in the ordinary course, and during such period there has not been:

(a)	except as disclosed in the SUN Disclosure Letter, any change in the assets, liabilities, financial condition or operating results of SUN, except changes in the ordinary course of business that have not caused, in the aggregate, a SUN Material Adverse Effect;

(b)	any damage, destruction or loss, whether or not covered by insurance, that would have a SUN Material Adverse Effect;

(c)	any waiver or compromise by SUN of a valuable right or of a material debt owed to it;

(d)	except as disclosed in the SUN Disclosure Letter, any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by SUN, except in the ordinary course of business and the satisfaction or discharge of which would not have a SUN Material Adverse Effect;

(e)	except as disclosed in SUN Disclosure Letter, any material change to a material Contract by which SUN or any of its assets is bound or subject;

(f)	except as disclosed in SUN Disclosure Letter, any mortgage, pledge, transfer of a security interest in, or lien, created by SUN, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair SUN’s ownership or use of such property or assets;

(g)	any loans or guarantees made by SUN to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h)	any alteration of SUN’s method of accounting or the identity of its auditors;

(i)	any declaration or payment of dividend or distribution of cash or other property to the Shareholders or any purchase, redemption or agreements to purchase or redeem any securities;

(j)	any issuance of equity securities to any officer, director or affiliate, except pursuant to existing SUN stock option plans; or

(k)	any arrangement or commitment by SUN to do any of the things described in this Section 3.19.

3.18 Disclosure.

Except as disclosed in Sun Disclosure Letter, all disclosure provided to ECOP regarding SUN, its business and the Transactions, furnished by or on behalf of SUN (including SUN’s representations and warranties set forth in this Agreement, and the SUN Disclosure Letter) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.19 No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, to the knowledge of SUN, or is contemplated to occur with respect to SUN, or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by SUN under applicable securities laws on a registration statement on Form S-1 filed with the Securities and Exchange Commission (“SEC”) relating to an issuance and sale by SUN of its capital stock.

3.20 No Additional Agreements.

SUN does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement except for that certain Distribution Agreement, to be executed in conjunction with the Agreement, among the Shareholders, shareholders of shares of preferred stock, Sun and Irvine Associates Corporate Finance Group (“Irvine Associates”) in which they agree that all shares of preferred stock will be canceled, a portion of the Purchase Price will be distributed among the prior shareholders of preferred stock and Irvine Associates as set forth in the Distribution Agreement, and Sun will make payments to Robilee Deane and Victor Sun as set for in Section 6.13 below

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ECOP

Subject to the exceptions set forth in the ECOP Disclosure Letter (regardless of whether or not the ECOP Disclosure Letter is referenced below with respect to any particular representation or warranty), ECOP represents and warrants as follows to SUN and the Shareholders.

4.1 Organization, Standing and Power.

ECOP and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on ECOP, a material adverse effect on the ability of ECOP to perform its obligations under this Agreement or on the ability of ECOP to consummate the Transactions (a “ECOP Material Adverse Effect”). ECOP is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a ECOP Material Adverse Effect. ECOP has delivered to SUN true and complete copies of the ECOP Articles of Incorporation and the ECOP Bylaws, as amended through date of this Agreement.

4.2 Subsidiaries; Equity Interests. All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by ECOP, by another subsidiary of ECOP or by ECOP and another subsidiary of ECOP, free and clear of all Liens. Except for its interests in its subsidiaries, ECOP does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.3 Capital Structure. The authorized capital stock of ECOP consists of 400,000,000 shares of common stock, $0.01 par value and 5,000,000 shares of Preferred Stock. As of the June 30, 2014, 60,900,476 shares of ECOP’s common stock and one share of preferred stock are issued and outstanding. ECOP has approximately 10,000,000 shares reserved for issuance under its 2014 Stock Option Plan. All outstanding shares of the capital stock of ECOP are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Nevada law, the ECOP Articles of Incorporation, the ECOP Bylaws or any Contract to which ECOP is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of ECOP having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of ECOP’s common stock may vote (“Voting ECOP Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which ECOP is a party or by which it is bound (a) obligating ECOP to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, ECOP or any Voting ECOP Debt, (b) obligating ECOP to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of ECOP. As of the date of this Agreement, there are not any outstanding contractual obligations of ECOP to repurchase, redeem or otherwise acquire any shares of capital stock of ECOP. The stockholder list provided to SUN is a current stockholder and such list accurately reflects all of the issued and outstanding shares of the ECOP’s common stock.

4.4 Authority; Execution and Delivery; Enforceability. The execution and delivery by ECOP of this Agreement and the consummation by ECOP of the Transactions have been duly authorized and approved by the Board of Directors of ECOP and the holders of a majority of its capital stock and no other corporate proceedings on the part of ECOP are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of ECOP, enforceable against ECOP in accordance with the terms hereof.

4.5 No Conflicts; Consents. The execution and delivery by ECOP of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of ECOP under, any provision of (i) the ECOP Articles of Incorporation or ECOP Bylaws, (ii) any material Contract to which ECOP is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.6(b), any material Order or material Law applicable to ECOP or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a ECOP Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to ECOP in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.

4.6 Taxes. (a)ECOP has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a ECOP Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a ECOP Material Adverse Effect.

(b) The ECOP Financial Statements (as defined in Section 4.14 below) reflect an adequate reserve for all Taxes payable by ECOP (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against ECOP, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a ECOP Material Adverse Effect.

(c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of ECOP. ECOP is not bound by any agreement with respect to Taxes.

4.7 Litigation. There is no Action against or affecting ECOP or any subsidiary or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a ECOP Material Adverse Effect. Neither ECOP nor any subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.8 Compliance with Applicable Laws. ECOP is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a ECOP Material Adverse Effect. ECOP has not received any written communication during the past two years from a Governmental Entity that alleges that ECOP is not in compliance in any material respect with any applicable Law. This Section 4.9 does not relate to matters with respect to Taxes, which are the subject of Section 4.6.

4.9 Contracts. There are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of ECOP taken as a whole other than as set forth in the ECOP SEC Documents (as defined in Section 4.14 below). ECOP is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a ECOP Material Adverse Effect.

4.10 Title to Properties. ECOP has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which ECOP has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of ECOP to conduct business as currently conducted. ECOP has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. ECOP enjoys peaceful and undisturbed possession under all such material leases.

4.11 Intellectual Property. ECOP does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights other than as set forth in the ECOP SEC Documents. No claims are pending or, to the knowledge of ECOP, threatened that ECOP is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

4.12 SEC Documents.

ECOP has filed all reports, schedules, forms, statements and other documents as required by the U.S. Securities and Exchange Commission (the “SEC”) and ECOP has delivered or made available to SUN all reports, schedules, forms, statements and other documents filed with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “ECOP SEC Documents”). The ECOP SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such ECOP SEC documents, and none of the ECOP SEC Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to SUN prior to the date of this Agreement), none of the ECOP SEC Documents contains any untrue statement of a material fact or omits to state any material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of ECOP included in such ECOP SEC Documents (the “ECOP Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of ECOP and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by ECOP’s independent accountants). Except as disclosed in the ECOP SEC Documents, at the date of the most recent audited financial statements of ECOP included in the ECOP SEC Documents, neither ECOP nor any of its subsidiaries had, and since such date neither ECOP nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to ECOP.

4.13 Undisclosed Liabilities.

Neither of the ECOP nor any of its subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet contained in the most recent Form 10-Q filed with the SEC, (b) liabilities which have arisen since the date of the balance sheet contained in the most recent Form 10-Q filed with the SEC in the ordinary course of business which do not exceed $1,000.00 in the aggregate and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.

4.14 Transactions With Affiliates and Employees. None of the officers or directors of ECOP and, to the knowledge of ECOP, none of the employees of ECOP is presently a party to any transaction with ECOP or any subsidiary (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of ECOP, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.15 Investment Company. ECOP is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.16 Foreign Corrupt Practices. Neither ECOP, nor to ECOP’s knowledge, any director, officer, agent, employee or other person acting on behalf of ECOP has, in the course of its actions for, or on behalf of, ECOP (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.17 Absence of Certain Changes or Events. Except as disclosed in the ECOP SEC Documents, since the date of the most recent financial statements included in the ECOP SEC Documents, ECOP has conducted its business only in the ordinary course, and during such period there has not been:

(a)	any change in the assets, liabilities, financial condition or operating results of ECOP from that reflected in the ECOP Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a ECOP Material Adverse Effect;

(b)	any damage, destruction or loss, whether or not covered by insurance, that would have a ECOP Material Adverse Effect;

(c)	any waiver or compromise by ECOP of a valuable right or of a material debt owed to it;

(d)	any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by ECOP, except in the ordinary course of business and the satisfaction or discharge of which would not have a ECOP Material Adverse Effect;

(e)	any material change to a material Contract by which ECOP or any of its assets is bound or subject;

(f)	any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)	any resignation or termination of employment of any officer of ECOP;

(h)	any mortgage, pledge, transfer of a security interest in or lien created by ECOP with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair ECOP’s ownership or use of such property or assets;

(i)	any loans or guarantees made by ECOP to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)	any declaration, setting aside or payment or other distribution in respect of any of ECOP’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by ECOP;

(k)	any alteration of ECOP’s method of accounting or the identity of its auditors;

(l)	any issuance of equity securities to any officer, director or affiliate, except pursuant to existing ECOP stock option plans; or

(m)	any arrangement or commitment by ECOP to do any of the things described in this Section 4.21.

4.18 No Registration Matters. ECOP has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of ECOP registered with the SEC or any other governmental authority that have not been satisfied.

4.19 Disclosure. All disclosure provided to the Shareholders regarding ECOP, its business and the Transactions, furnished by or on behalf of ECOP (including ECOP’s representations and warranties set forth in this Agreement, and the ECOP Disclosure Letter) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.20 No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to ECOP, its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by ECOP under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by ECOP of its common stock and which has not been publicly announced.

4.21 No Additional Agreements. ECOP does not have any agreement or understanding with the Shareholders or SUN with respect to the Transactions other than as specified in this Agreement.

ARTICLE V

CONDITIONS TO CLOSING

5.1 ECOP Conditions Precedent. The obligations of the Shareholders and SUN to enter into and complete the Closing are subject, at the option of the Shareholders and SUN, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by SUN and the Shareholders in writing and any of which not satisfied at Closing shall be deemed waived at Closing.

(a) Representations and Covenants. The representations and warranties of ECOP contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. ECOP shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by ECOP on or prior to the Closing Date.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of SUN, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of ECOP.

(c) Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by ECOP for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by ECOP, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a ECOP Material Adverse Effect.

(d) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the SUN Financial Statements which has had or is reasonably likely to cause a ECOP Material Adverse Effect.

(e) Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of ECOP, on a fully- diluted basis, shall be acceptable to SUN and the Shareholders.

(f) Satisfactory Completion of Due Diligence. SUN and the Shareholders shall have completed their legal, accounting and business due diligence of ECOP and the results thereof shall be satisfactory to SUN and the Shareholders in their sole and absolute discretion.

(g) Good Standing Certificate. ECOP shall have delivered to SUN a certificate of good standing of ECOP dated within five (5) business days of Closing issued by the Secretary of State of Nevada.

(h) Issuance of Shares. ECOP shall have issued the Shares on the stock ledger of ECOP to the persons and in the amounts as directed by the Shareholders in accordance with Annex B and shall have delivered a copy of such stock ledger to SUN and the Shareholders. At or within five (5) business days following the Closing, ECOP shall deliver to each person listed on Annex B Shareholder a certificate representing the new shares of ECOP Stock issued to such person.

(i) Such other documents as SUN may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of ECOP evidencing the performance by ECOP, or the compliance by ECOP with, any covenant or obligation required to be performed or complied with by ECOP (iii) evidencing the satisfaction of any condition referred to in this Article V, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement and the Transaction Documents.

5.2 SUN and Shareholder Conditions Precedent. The obligations of ECOP to enter into and complete the Closing is subject, at the option of ECOP, to the fulfillment on or prior to the Closing Date of the following conditions, which ECOP hereby waives such conditions, any one or more of which may be waived by ECOP in writing and any of which not satisfied at Closing shall be deemed waived at Closing.

(a) Representations and Covenants. The representations and warranties of the Shareholders and SUN contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Shareholders and SUN shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholders and SUN on or prior to the Closing Date.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of ECOP, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of SUN.

(c) Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Shareholders or SUN for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Shareholders or SUN, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an SUN Material Adverse Effect.

(d) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the SUN Financial Statements which has had or is reasonably likely to cause a SUN Material Adverse Effect.

(e) Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of SUN, on a fully- diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to ECOP.

(f) Satisfactory Completion of Due Diligence. ECOP shall have completed its legal, accounting and business due diligence of SUN and the Shareholders and the results thereof shall be satisfactory to ECOP in its sole and absolute discretion.

(g) Share Transfer Documents. If SUN securities are certificated, each Shareholder shall have delivered to ECOP the original certificate(s) representing its shares of SUN capital stock, accompanied by a duly executed share transfer power for transfer by the Shareholder of its shares to ECOP.

(h) Resignations and Appointments. SUN shall have delivered to ECOP (i) a letter of resignation from each director and officer of SUN resigning from all of their respective positions effective upon the Closing and (ii) evidence of the election of such directors and officers of SUN as may be designated by ECOP, effective as of the Closing.

(i) Payoff Letters and Releases. SUN shall have delivered to ECOP such pay-off letters and releases relating to liabilities of SUN as ECOP shall request, in form and substance satisfactory to ECOP.

(j) Lien Searches. If requested, SUN shall have delivered to ECOP the results of UCC, judgment lien and tax lien searches with respect to SUN, the results of which indicate no liens on the assets of SUN.

ARTICLE VI

COVENANTS

6.1 Blue Sky Laws. ECOP shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the ECOP Stock in connection with this Agreement.

6.2 Public Announcements. ECOP and SUN will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

6.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

6.4 Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

6.5 Exclusivity. No Party hereto shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of ECOP or SUN (as applicable), or any assets of ECOP or SUN (as applicable) (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. Each Party shall notify the other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6.6 Access. Each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

6.7 Preservation of Business. From the date of this Agreement until the Closing Date, each of ECOP or SUN shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

6.8 Working Capital Injection.

ECOP shall invest an aggregate of $400,000 in working capital into SUN as follows: (1) $275,000, which was paid on or about September 30, 2014; and (2) $125,000 on or before October 24, 2014.

6.9 SUN Preferred Stock and Shareholder Loans.

At the Closing, all (1) Preferred Stock of SUN and (2) loans made to SUN by its shareholders will be cancelled and the balance sheet of SUN will reflect such cancellations as provided in the Distribution Agreement as defined above.

6.10 SUN Share Grants.

Promptly following the Closing, the managers of SUN as mutually agreed by the Parties, will each receive a Share Grant for shares of ECOP Common Stock in the aggregate amount of 1,200,000.

6.11 Indemnification of Guaranteed Debts by ECOP; Removal of Guarantors and Release of Collateral on Bank Loans, Credit Cards and Bonding.

ECOP acknowledges that Lynda Sun Frederick and Duncan Frederick have personally guaranteed certain obligations of Sun, including but not limited to the obligations listed below, and have given a security interest in their personal residence to secure some of such obligations and that Yung Sun has provided certain real property as security for certain bond obligations of Sun (together the “Guaranteed Obligations”). ECOP will and hereby does indemnify and hold harmless Lynda Sun Frederick, Duncan Frederick and Yung Sun against any and all claims and expenses of any kind, including legal fees, with respect to the Guaranteed Obligations.

(a)	Loan obligation to Pacific Mercantile Bank under the Restated and Final Forbearance Agreement and Release dated September 30, 2014 (the “PMB LOC”) that Duncan Frederick and Lynda Sun Frederick have personally guaranteed and for which they have granted a security interest in their personal residence.

(b)	Loan obligation to Balboa Capital under the Business Loan and Security Agreement dated April 2, 2014 (“Balboa Loan”) that Duncan Frederick and Lynda Sun Frederick have personally guaranteed.

(c)	Credit cards are listed below.

Credit Card	Account Number	Guarantor

American Express- Platinum	3783-407665-12002	Lynda Sun Frederick
BOA VISA	4024-4250-0038-9844	Lynda Sun Frederick
BOA VISA	4024-4250-0040-6523	Lynda Sun Frederick
BOA VISA	4339-9317-0346-9668	Lynda Sun Frederick
BOA VISA	4339-9317-3096-0226	Lynda Sun Frederick
BOA VISA	4339-9318-4894-7297	Lynda Sun Frederick
BOA VISA	4339-9310-9462-2271	Lynda Sun Frederick
BOA VISA	4339-9311-2066-9353	Lynda Sun Frederick

(d)	Bond obligations are listed below.

Contract Obligee	Surety	Indemnification	Secured

Rancho Santiago	Hudson	Lynda and Duncan	Collateralized by Yung
College		Frederick	Sun’s Property (16721 Carousel Lane HB)
Lynda and Duncan
Palo Verde Collee	Liberty	Frederick	n/a
Lynda and Duncan
City of Salt Lake	Liberty	Frederick	n/a
Lynda and Duncan
McKinstry Essention	Insco Dico	Frederick	n/a
Lynda and Duncan
McKinstry Essention	Insco Dico	Frederick	n/a
Lynda and Duncan
McKinstry Essention	Insco Dico	Frederick	n/a
Lynda and Duncan
Monterey Lighting	Insco Dico	Frederick	Material Bond Required
Lynda and Duncan
Monterey Lighting	Insco Dico	Frederick	Material Bond Required
Rancho Santiago	Hudson	Lynda and Duncan	Collateralized by Yung
College		Frederick	Sun’s Property (16721
Carousel Lane HB)

Furthermore, ECOP will use commercially reasonable efforts to cause Sun (1) to refinance or repay in full the PMB LOC within eight weeks after the Closing Date and the Balboa Loan by December 17th, 2014 so that the guarantors are fully released and the security interest in their residence is released, (2) to cause Lynda Frederick to be released from her guarantees of the credit cards, (3) to cause Lynda and Duncan Frederick to be released from their indemnity obligations for the bond, (4) to cause Yung Sun’s property to be released as collateral for any bonds for Sun and (5) to cause the release of any guarantors of any other Guaranteed Obligations and the release of collateral securing any other Guaranteed Obligations.

In the event ECOP fails to cause the PMB LOC to be repaid in full within eight weeks after the Closing Date or the Balboa Loan to be repaid in full by December 17th, 2014, then ECOP & SUN agree to the following covenants:

I.	ECOP shall issue shares to be held in escrow (the “PMB Escrow Shares”) with Lynda Sun Frederick sufficient to cover repayment of the principle and accrued interest due on the PMB LOC and Balboa Loans.

II.	The total number of shares to be issued shall be calculated as the total amount of principle and interest outstanding divided by the average 3 days lowest trading price of the previous 10 trading days discounted by 35.0%.

III.	Except as provided in paragraph IV below. the PMB Escrow Shares shall remain in escrow with Lynda Sun Frederick until such time as the PMB and Balboa Loans are repaid in full or moved to another banking facility with Duncan & Lynda’s personal guarantees removed.

IV.	If by February 17th, 2015 ECOP is unable to repay the PMB and Balboa loans or otherwise remove Duncan and Lynda from their guarantor obligations, Lynda Sun Frederick shall be authorized to sell or encumber the PMB Escrow Shares to repay the PMB and Balboa Loans

6.12 Bonding Capacity Funding.

ECOP will use commercially reasonable efforts to provide approximately $800,000 in funding for increased bonding capacity to SUN and/or ECOP either through use of proceeds of post-Closing capital raising, or via arrangement with an appropriate specialty funding source.

6.13 Obligations to Robilee Deane and Victor Sun.

(a) Robilee Deane

ECOP shall cause SUN to make payments to Robilee Deane of the principal account of $61,187.69 with monthly payments of $1,000 with interest accruing at 8% per annum in exchange for cancelling Robilee Deane’s shares of class B preferred stock of Sun at the Closing.

(b) Victor Sun

ECOP shall cause SUN to make payments to Victor Sun of the principal account of $39,776.42 with monthly payments of $1,901.74 with interest accruing at 8% per annum in exchange for cancelling Victor Sun’s shares of class B preferred stock of Sun at the Closing. ECOP shall cause SUN to continue to make the employment payments of $2,166 to Victor Sun under an Employment Agreement. Such employment payments began on March 1, 2013 and continue for a term of 7 years and 8 months. The total of the employment payments during the remaining term is $152,482.33.

ARTICLE VII

MUTUAL GENERAL RELEASES

7.1 General Release and Waiver of Civil Code Section 1542 by ECOP.

Except for the obligations and covenants set forth in this Agreement and the representations and warranties contained herein, in exchange for the promises made by the Shareholders and SUN, ECOP agrees that ECOP, or any person acting by, through or under ECOP, releases SUN, its directors, officers, employees, agents, representatives, and attorneys, Lynda Sun Frederick, her heirs and assigns, Deborah Sun, her heirs and assigns, and the other persons listed on Annex B, which are Yung Sun, an individual, Victor Sun, an individual, Robilee Deane, an individual, William Beebe, an individual, Duncan Frederick, an individual, and Capital Asset Management, Inc., a Puerto Rico corporation (“CAM”), including his or her heirs and assigns, and its directors, officers, employees, agents, representatives, and attorneys (“Annex B Persons”), (collectively SUN, Lynda Sun Frederick, Deborah Sun and Annex B Persons are referred to as “ECOP Releasing Parties”) from any and all claims ECOP has against ECOP Releasing Parties, including but not limited to: (1) any and all claims arising from Shareholder’s ownership of the common stock of SUN; (2) claims arising out of the business and operation of SUN; (3) any claims relating to the alleged breach of any duties or obligations whether fiduciary or otherwise in connection with SUN; and (4) any claims whether in law or equity arising out of or relating to Shareholder and certain Annex B Persons having been an officer and/or director of SUN. ECOP further agrees that ECOP will not institute any actions, causes of action, suits, debts, liens, claims, demands, known or unknown, in state or federal court, or with any state, federal or local government agency arising from any and all claims noted above regardless of whether such claims or rights are discovered after the execution of this Agreement. ECOP recognizes and acknowledges that prior to the execution of this Agreement ECOP was afforded full and fair opportunity to review the complete books and records of SUN. ECOP further agrees that it will not institute any actions, causes of action, suits, debts, liens, claims, demands, known or unknown, in state or federal court, or with any state, federal or local government agency arising from Shareholders’ ownership of shares of common stock of SUN and from having been an officer and director of SUN.

CALIFORNIA CIVIL CODE SECTION 1542

ECOP expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

ECOP, being aware of this section, hereby expressly waives and relinquishes all rights and benefits it may have as well as any other statutes or common law practices of similar effect. This release and the rights and obligations hereunder shall be governed by and construed and interpreted in all respects in accordance with the laws of the State of California.

This waiver does not apply to any actions or claims which may arise after execution of this Agreement.

7.2 General Release and Waiver of Civil Code Section 1542 by SUN to Shareholders and Other Persons Listed on Annex B

Except for the obligations and covenants set forth in this Agreement and the representations and warranties contained herein, in exchange for the promises made by the Shareholders, SUN agrees that SUN, or any person acting by, through or under SUN, releases Lynda Sun Frederick, her heirs and assigns, Deborah Sun, her heirs and assigns, and the other persons listed on Annex B, which are Yung Sun, an individual, Victor Sun, an individual, Robilee Deane, an individual, William Beebe, an individual, Duncan Frederick, an individual, and Capital Asset Management, Inc., a Puerto Rico corporation (“CAM”), including his or her heirs and assigns, and its officers, employees, agents, representatives, and attorneys (“Annex B Persons”), (collectively Lynda Sun Frederick, Deborah Sun and Annex B Persons are referred to as “SUN Releasing Parties”) from any and all claims SUN has against SUN Releasing Parties, including but not limited to: (1) any and all claims arising from Shareholder’s ownership of the common stock of SUN; (2) claims arising out of the business and operation of SUN; (3) any claims relating to the alleged breach of any duties or obligations whether fiduciary or otherwise in connection with SUN; and (4) any claims whether in law or equity arising out of or relating to Shareholder and certain Annex B Persons having been an officer and/or director of SUN. SUN further agrees that SUN will not institute any actions, causes of action, suits, debts, liens, claims, demands, known or unknown, in state or federal court, or with any state, federal or local government agency arising from any and all claims noted above regardless of whether such claims or rights are discovered after the execution of this Agreement. SUN recognizes and acknowledges that prior to the execution of this Agreement SUN was afforded full and fair opportunity to review the complete books and records of SUN. SUN further agrees that it will not institute any actions, causes of action, suits, debts, liens, claims, demands, known or unknown, in state or federal court, or with any state, federal or local government agency arising from Shareholders’ ownership of shares of common stock of SUN and from having been an officer and director of SUN.

CALIFORNIA CIVIL CODE SECTION 1542

SUN expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

SUN, being aware of this section, hereby expressly waives and relinquishes all rights and benefits it may have as well as any other statutes or common law practices of similar effect. This release and the rights and obligations hereunder shall be governed by and construed and interpreted in all respects in accordance with the laws of the State of California.

This waiver does not apply to any actions or claims which may arise after execution of this Agreement.

7.3 General Release and Waiver of Civil Code Section 1542 by Shareholders and SUN to ECOP and SUN.

Except for the obligations and covenants set forth in this Agreement and the representations and warranties contained herein, in exchange for the promises made by ECOP, Shareholders and SUN agree that Shareholders, or any person acting by, through or under Shareholders, and SUN, or any person acting by, through or under SUN, release ECOP, its directors, officers, employees, agents, representatives, and attorneys, and SUN, its directors, officers, employees, agents, representatives, and attorneys, from any and all claims Shareholders and/or SUN have against ECOP and/or SUN, including but not limited to any and all (1) claims arising out of the business and operation of SUN; and (2) any shareholder claims arising out of or relating to the business and operation of SUN;. Shareholders and SUN further agree that Shareholders and SUN will not institute any actions, causes of action, suits, debts, liens, claims, demands, known or unknown, in state or federal court, or with any state, federal or local government agency arising from business of SUN.

CALIFORNIA CIVIL CODE SECTION 1542

Shareholders and SUN expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Shareholders and SUN, being aware of this section, hereby expressly waive and relinquish all rights and benefits Shareholders and SUN may have as well as any other statutes or common law practices of similar effect. This release and the rights and obligations hereunder shall be governed by and construed and interpreted in all respects in accordance with the laws of the State of California.

This waiver does not apply to any actions or claims which may arise after execution of this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to ECOP, to:

Attention: Gib Wood
Facsimile: 1-519-576-3169

With a copy to:

Crone Kline Rinde LLP

100 Pine Street, Suite 1250

San Francisco, CA 94111

Attention: Scott Kline

Facsimile: 415.745.3301

If to SUN, to:

Lynda Sun Frederick

Sun & Sun Industries, Inc.

2101 S. Yale St. Santa Ana, CA 92704

Facsimile:

With a copy to:

Davis D. Thompson, Esq.

Atkinson, Andelson, Loya, Ruud & Romo

12800 Center Court Drive, Suite 300

Cerritos, CA 90703

Facsimile: 562-633-3333

If to the Shareholders at the addresses set forth in on the signature pages hereto.

8.2 Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by SUN, ECOP and the Shareholders. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to any Shareholder to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Shareholders then hold the Shares.

8.3 Termination.

(a) The Parties may terminate this Agreement as provided below:

(i) SUN, ECOP and a majority of the Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) ECOP may terminate this Agreement by giving written notice to SUN and the Shareholders at any time prior to the Closing (A) in the event SUN or any Shareholder has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, ECOP has notified SUN and/or the Shareholder of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach; (B) if the Closing shall not have occurred on or before October 17, 2014 by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from ECOP itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) SUN may terminate this Agreement by giving written notice to ECOP at any time prior to the Closing (A) in the event ECOP has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, SUN has notified ECOP of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach; (B) if the Closing shall not have occurred on or before October 17, 2014 by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from SUN or any Shareholder breaching any representation, warranty, or covenant contained in this Agreement).

(b) If any Party terminates this Agreement pursuant to Section 7.3(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

8.4 Payment of Expenses. Beginning on the date of execution hereof, the ECOP shall pay on behalf of SUN all of SUN’s normal operating expenses at commercially reasonable times and amounts, or as otherwise reasonably directed by management of SUN. If this Agreement is terminated pursuant to Sections 7.3(a)(i) and (ii) then any amounts paid by the Company on behalf of SUN pursuant hereto shall be deemed to be a breakup fee paid to SUN, and the Company shall have no right to recover or be reimbursed any amounts previously paid.

8.5 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Shareholders, ECOP and SUN will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

8.6 Independent Nature of Shareholders’ Obligations and Rights. The obligations of each Shareholder under this Agreement are several and not joint with the obligations of any other Shareholder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder under this Agreement. The decision of each Shareholder to acquire the Shares pursuant to this Agreement has been made by such Shareholder independently of any other Shareholder. Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein. Each Shareholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Shareholder to be joined as an additional party in any proceeding for such purpose. Each of SUN and ECOP acknowledges that each of the Shareholders has been provided with this same Agreement for the purpose of closing a transaction with multiple Shareholders and not because it was required or requested to do so by any Shareholder.

8.7 Limitation of Liability. Notwithstanding anything herein to the contrary, each of ECOP and SUN acknowledges and agrees that the liability of a Shareholder arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of such Shareholder or any investor, shareholder or holder of shares of beneficial interest of such Shareholder shall be personally liable for any liabilities of such Shareholder.

8.8 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

8.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.10 Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

8.11 Entire Agreement; Third Party Beneficiaries. This Agreement, together with the Rescission Agreement (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies except for the beneficiaries covered under the mutual general releases listed above and beneficiaries receiving the issuance of ECOP Stock as provided on Annex B.

8.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of California are mandatorily applicable to the Transactions.

8.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

8.14 Further Assurances.

Each party to this Agreement agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

8.15 Acknowledgment of Representation of Only SUN by AALRR.

The Parties hereby acknowledge and agree that the law firm of Atkinson, Andelson, Loya, Ruud & Romo, counsel to SUN, (1) has advised SUN with respect to this Agreement at the request of SUN and has not and is not representing the Shareholders or persons listed on Annex B or anyone other than SUN in connection with this Agreement or any related documents or matters (the “Transaction”); (2) has advised each of the Shareholders and persons listed on Annex B to obtain their own counsel and advisors with respect to the Transaction, (3) has not advised SUN with respect to the advisability of entering into the Agreement with ECOP and has not been asked to and has not undertaken to do any due diligence on ECOP for SUN.

[Signature Page Follows]

I CERTIFY THAT I HAVE READ THE FOREGOING AGREEMENT IN ITS ENTIRETY, INCLUDING CALIFORNIA CIVIL CODE SECTION 1542 CITED HEREIN, THAT I FULLY UNDERSTAND ALL OF THE LANGUAGE CONTAINED HEREIN, AND THAT I AGREE TO BE BOUND BY ALL THE TERMS AND CONDITIONS SET FORTH HEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ECO-SHIFT POWER CORP.

By:
Name:	Gilbert Wood
Title:	Director & CEO

By:
Name:	James Hughes
Title:	Director & CFO

SUN INDUSTRIES, INC.

By:
Name:	Lynda Sun Frederick
Title:	President

SHAREHOLDERS:

Name:	Lynda Sun Frederick
Address:

Name:	Deborah Sun
Address:

[Signature Page to Share Purchase and Exchange Agreement]

ANNEX A

Shareholders of SUN

Shareholder	Number of Shares	Cash

Lynda Sun Frederick	73,701	$90,000
Deborah Sun	8,515	$10,000

ANNEX B

Distribution Scheduled as Agreed by Shareholders

See Attached